EXHIBIT 10.59
January 17, 2007
Lynn J. Beasley
Dear Lynn:
Upon notification by R.J. Reynolds Tobacco Company, your employer, that your active employment is coming to an end, this letter constitutes the entire agreement by and among Reynolds American Inc., R.J. Reynolds Tobacco Company(collectively the “Company”), its successors, affiliates and/or assigns, and you regarding the termination of your employment relationship with the Company and is in full and final satisfaction of all the Company’s obligations to you under your Special Severance Benefits and Change of Control Protections Letter Agreements dated January 25, 1996 and amended October 25, 1999. No benefits or payments other than those expressly provided herein shall be paid or payable. Except as otherwise defined herein, capitalized terms herein shall be defined as in the Letter Agreement. Except as otherwise specifically provided herein, the benefits provided herein and the payments made and to be made hereunder through your Separation Date are to be provided or made without regard as to whether or not you become employed by another employer unaffiliated with the Company and without regard to your death or Permanent Disability. The severance-related compensation and/or benefits as described in this letter, represent the Company’s entire severance obligation to you and are in lieu of any such compensation and/or benefits to which you would otherwise have been entitled under the Company’s Salary and Benefit Continuation Program (the “SBC”). If there is any conflict or ambiguity with any prior agreement or program, the provisions of this Agreement will control.
Please read the rest of this letter carefully. Then sign the copy of this Letter of Agreement where indicated on the last page and return it to Steve Karr.
1.	a.	You will continue as a regular full-time employee through March 31, 2007. If you voluntarily quit or are terminated by the Company for violation of Company rules, policies, guides or standards of conduct before that date, you will not receive the benefits described below.

	b.	The date of your termination from active employment is March 31, 2007 (your “Termination Date”). Your Compensation Continuance commences September 30, 2007, and continues through March 31, 2010. April 1, 2010, will be your official “Separation Date” for Company records. “Compensation Continuance” is a paid leave of absence and is calculated as follows;

Lynn J. Beasley

Current Annual Rate of Base Salary	$862,400.04
Annual Incentive Award Plan Target	$733,000.00

Total Cash Compensation	$1,595,400.04
2/3 of Subtotal Paid for 3 years	$1,063,600.03
Based on the foregoing, Compensation Continuance will be paid monthly at the rate of $88,633.34 for the period of Compensation Continuance and will be subject to deductions for income tax withholding, FICA, employee benefit plan contributions and other authorized deductions. Monthly payments will begin October 31, 2007 and continue until March 31, 2010. In addition, on or about September 30, 2007, you will receive a lump sum payment of $531,800.04, plus interest, at the average JP Morgan Chase Bank prime rate from April 1, 2007, to September 30, 2007. The payment will be subject to deductions for income tax withholding, FICA, employee benefit plan contributions and other authorized deductions.

c.	Compensation Continuance is provided in order to preserve the Company’s access to you although you will be relieved of all your normal duties and responsibilities. You agree that you will personally provide reasonable assistance and cooperation in locating or obtaining information concerning the Company (past or present) about which you are knowledgeable.

d.	You acknowledge that as of March 31, 2007, your active employment with the Company will end irrevocably and will not be resumed again at any time in the future except upon mutual agreement of the parties hereto.

e.	During Compensation Continuance, if you become employed by an employer not affiliated with the Company, Compensation Continuance will continue. You will continue to be eligible to participate in the Company’s Capital Investment Plan. However, other benefits under the Employee Benefits Programs shall be appropriately terminated, coordinated, or offset to the extent provided for by the other employer.
2.	If you die during Compensation Continuance, any Compensation Continuance amounts that would have been paid to you had you lived until your Separation Date will be paid in a lump sum to your estate.

3.	As of your Termination Date, no further vacation will accrue.

4.	During Compensation Continuance, you will continue to accrue service and benefits under all Company sponsored retirement plans which you currently participate. For benefits based on an Average Final Compensation Calculation, your compensation will be deemed to be full pay (i.e. annual rate of base salary and AIAP for the period of Compensation Continuance).

5.	During Compensation Continuance, you may continue to participate in the employee benefit programs in which you participated as of your Termination Date except as otherwise provided in this Letter of Agreement or by the terms of the

Lynn J. Beasley

individual program. You may participate as though you were an active employee, subject to the continuation of applicable payroll deductions. Such participation will be subject to the terms, provisions and conditions of such programs, including the Company’s right to amend, modify or terminate the programs. Employee Benefit Programs do not include the Annual Incentive Award Plan (“AIAP”) or the Long- Term Incentive Plan (“LTIP”), the disposition of which is detailed in other provisions of this Agreement.

The following is a summary of benefit continuation:

Your participation in the Reynolds American Inc. Omnibus Welfare Benefits Plan and Insurance Plans (“Welfare Plan”) and Flexible Perquisite Program, except for the Short- and Long-Term Disability Plans, will continue until the end of Compensation Continuance, provided you make any required Plan contributions in the manner specified by the Company and subject to the terms and conditions of such plans, including the Company’s right to amend, modify, or terminate such plans. If, as a result of the foregoing sentence you are carried into a new Welfare Plan year, you will be required to reenroll in the same manner as active employees. Should you become employed by an employer not affiliated with the Company, health care coverage provided by your new employer will be coordinated with health care benefits provided by the Company.

Your participation in the group medical, dental and non-contributory life insurance plans in which you now participate will continue until the end of the month in which your compensation continuance ends, subject to coordination of benefit rules if you are employed by another employer and subject to the terms, provisions and conditions of such plans, including the company’s right to amend modify or terminate the plans. If you elect COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation coverage following your termination date, medical and/or dental coverage may continue for up to 18 months at a monthly premium equal to 102% of actual plan cost. You will receive an election form for this COBRA continuation coverage shortly after your termination date.

If you continue coverage in the Health Care and Dental Care programs:
Your pre-tax premiums will be deducted from your monthly compensation continuation payments. Since monthly compensation continuation payments will not be made for the first 6 months, you will be responsible for submitting payments to the Benefits Department to cover premiums for those months in order to keep coverage in effect. We will provide you with a bill, including payment instructions, as soon as practical. After the initial 6 months, monthly premiums will be deducted on a pre-tax basis from your monthly compensation continuation payments.

Under the proposed 409A regulations, you may not be able to continue health coverage for the entire period of your compensation continuation. We are currently investigating options that may be available to address this situation and will communicate those to you as soon as possible.

During Compensation Continuance, you will continue to accrue service and benefits under all Company-sponsored retirement plans in which you currently participate. For benefits based on an Average Final Compensation calculation,

Lynn J. Beasley

your compensation will be deemed to be full pay (i.e., annual rate of base salary and AIAP for the period of Compensation Continuance.)

During Compensation Continuance, you may continue to make contributions to the Reynolds American Capital Investment Plan, and you retain all other rights under the Plan, including the right to transfer investments between funds, change your contribution amount, and to request withdrawals. However, no loan applications will be approved during Compensation Continuance.

6.	During Compensation Continuance, you will continue to be eligible to receive the Executive Supplemental Payment of $70,200 annually. Your 2008 and 2009 payments will be made at the same time as the monthly payroll in January of each respective year. Your last payment will be prorated for the 3 months period of compensation continuance during the year 2010 and will be paid with the normal January payroll in 2010.

7.	You will be paid an award under the AIAP for your months of active employment during the 2007 plan year based on the target award for the plan year and adjusted for actual financial performance of the Company. This award will be calculated as follows:

2007 AIAP @85%	-3 months of award for 2007 based on actual RJRT Score
-Paid in 1st Quarter 2008
Total Estimated 2007 AIAP=	$183,000 (Target)
These awards will be paid to you at the same time as other Plan participants, cannot be deferred, and are the last AIAP awards to be made to you. Payment of any such award will be subject to appropriate taxes and a CIP contribution, if applicable. In addition, as a participant in AIAP, you will be paid your target AIAP over the period of Compensation Continuance as set forth in Paragraph 1 above. This was determined by dividing your AIAP target amount by the number of pay periods in a year and including such amount in the subtotal in determining each Compensation Continuance payment. Thus, there will be no lump sum AIAP award payment for the period of Compensation Continuance.

8.	Prior to your Termination Date, you are expected to submit expense reports for all outstanding travel, entertainment and other business expenses. If any expense report(s) reflect any amounts owing to the Company, such expense will be deducted from Compensation Continuance payments as necessary. In addition, prior to your last day of active employment, you must return all Company equipment such as cellular telephones or personal computers, or the value of such equipment, as determined by the Company, shall be deducted from the calculation of your Compensation Continuance.

9.	Your other Compensation is as follows:

Lynn J. Beasley

Performance Shares

Type of Compensation	Estimated Value	Payment Information

I. 2004 Grant	8,181 Performance Shares	-42,968 originally granted; 28,789 vested; 14,179 restricted
-Prorate (42,968 X 943 / 1096) − 28,789 =8,181
-To be paid in cash 4/30/07 along with normal April payroll
-Payment based on closing RAI Stock Price on 03/30/07

II. 2005 Grant	17,478 Performance Shares	-25,228 Performance Shares granted
-Prorate 25,228 X 760 / 1097 =17,478
-To be paid in cash 4/30/07 along with normal April payroll
-Payment based on closing RAI Stock Price on 03/30/07

	890,880 PUPs	-1,189,650 Performance Units granted
-Prorate 1,189,650 X 820 / 1095=890,880
-Scored and paid 1st Quarter 2008

III. 2006 Grant	8,424 Shares	-23,634 Restricted Shares granted
-Prorate 23,634 X 391 / 1097=8,424
-Transfer shares to Smith Barney account on 4/03/07

	516,110 PUPs	-1,243,200 Performance Units granted
-Prorate 1,243,200 X 455 / 1096=516,110
-Scored and paid 1st Quarter 2009
10.	If you are an active participant in the Tuition Refund Plan on your Termination Date and all of the requirements of the Plan are fulfilled, you will continue to be eligible for tuition aid reimbursement during Compensation Continuance for courses completed during Compensation Continuance.

11.	If otherwise eligible, you may continue to participate or newly enroll in the MedSave Retiree Savings Plan during Compensation Continuance. Upon your Separation Date, no further contributions will be permitted; however, your account(s) including any applicable Company match will be maintained with continued interest growth. Distribution of your account(s) will be processed in accordance with program rules for active employees.

12.	Group Universal Life & Voluntary AD&D (MetLife)

You will be billed directly by the vendor for your monthly premiums for the initial 6 months of your compensation continuation period. Following the initial 6 months, monthly premiums will be deducted from your monthly compensation continuation payments.

MedSave

Lynn J. Beasley

No contributions will be made by you for the initial 6 months of leave. Deductions will start again when monthly compensation continuation payments begin (after 6 months).

Flexible Spending Accounts
If you elect to participate in the Health Care Advantage Account and/or Dependent Day Care Advantage Account, your pre-tax contributions will begin when the monthly compensation continuation payments begin. Deductions for the initial 6 months of compensation continuation will also be deducted on a pre-tax basis once monthly compensation continuation payments begin.

13.	You shall be covered by the same liability and indemnification programs afforded to other officers for acts that occurred while you were an officer of the Company and/or its affiliates.

14.	You will maintain the terms and conditions of this Agreement in confidence. In addition, you will not without prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm partnership or corporation or other entity any confidential information pertaining to the businesses of Reynolds American Inc., R. J. Reynolds Tobacco Company or any of their affiliates, except (i) while employed by the Company in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction by any governmental agency having supervisory authority over the business of the Company, or by an administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. For purpose of this Agreement, “Confidential Information” shall mean non-public information concerning Reynolds American Inc., R. J. Reynolds Tobacco Company or any of their affiliate companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which you know have become publicly available through a breach of fiduciary duty or any confidentiality agreement.)
a.	You will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

b.	You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, nonpublic or confidential or if you become aware of any potential claim or proposed litigation against the Company.

c.	You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company’s written permission or being required to provide information pursuant to legal process.

Lynn J. Beasley

d.	If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony. The Company will be responsible for the costs of such designated counsel and you will bear no cost for it.

e.	If you are required by law to provide sworn testimony regarding any Company-related matter and if you require legal counsel to represent and protect your interest (in addition to the Company-designated legal counsel provided for under subparagraph d. herein), the Company will reimburse you for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to you and the Company, which acceptance by the Company shall not be unreasonably withheld) and other out-of-pocket expenses you may incur in relation to such testimony.

f.	You will cooperate with the Company’s attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. You understand that you will be reimbursed for travel, food, lodging or similar out-of-pocket expenses incurred at the Company’s request in discharging any of your obligations under this Agreement.

g.	Nothing in sentences a-f of the above paragraph is intended to apply to governmental or judicial investigations, including but not limited to an investigation by any agency or department of the federal or state government, any hearing before a committee of the Congress of the United States or of a state legislature, any investigation or proceeding by or of a special prosecutor, or any proceeding brought before a grand jury; provided, however, the Company will reimburse you for legal expenses including, but not limited to, the cost of any attorney reasonably acceptable to the Company and other out-of-pocket expenses if you are compelled to appear in a governmental or judicial investigation.
15.	Except as otherwise stated herein, no benefits (other than those provided by a Tax-qualified Plan or Trust) or promise hereunder shall be secured by any specific assets of the Company. The payments under this Agreement shall not be assigned by you or anticipated in any way and any such attempted assignment will be void.

16.	You agree not to apply for unemployment insurance attributable to your period of Compensation Continuance.

17.	IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS AGREEMENT, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS,

Lynn J. Beasley

CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

18.	By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph 15.

19.	In consideration of the additional consideration referenced in this Agreement, you covenant and agree that during the period of Compensation Continuance (i) you will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise) engage in any of the “major” businesses in which Reynolds American Inc., R. J. Reynolds Tobacco Company or any of their affiliates are engaged and (ii) you will not, on your own behalf or on behalf of any person, firm or company, directly or indirectly, for a period of 12 months following your termination, offer employment to any person who was, at the time of your termination, employed by Reynolds American Inc., Inc., R. J. Reynolds Tobacco Company, or any other affiliates.

Lynn J. Beasley

20.	“Major businesses” for this purpose are the major business segments of Reynolds American Inc., R. J. Reynolds Tobacco Company or any of their affiliates dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes. You and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

21.	The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement, specifically the release in paragraph 17, with an attorney of your choice should you so desire. You have entered into this Agreement freely, knowingly and voluntarily. After a Change of Control (as defined under the LTIP), the Company shall pay to you as incurred all legal and accounting fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company unless your claim is found by a tribunal of competent jurisdiction to have been frivolous.

22.	You will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company’s request in discharging any of your obligations under this Agreement. If the Company reasonably determines that you have violated any of your obligations under this Agreement, then the Company may, at its option, terminate the Compensation Continuance and any other benefits hereunder; and the Company may demand the return of all Compensation Continuance payments already made and you hereby agree to return such payments upon such demand. If after such demand you fail to return said payments, the Company has the right to commence judicial proceedings against you to recover any and all of its attorney’s fees and costs. The Senior Vice President — Human Resources or the designated representative thereof shall have exclusive authority to interpret this Agreement. The decision of the Senior Vice President — Human Resources with respect to any question arising as to the amount, term, form, and time of payment of benefits under this Agreement or any other matter concerning this Agreement shall be final, conclusive and binding on both you and the Company.

23.	This Agreement may not be amended except in writing signed by you and the Company, and no amendments or modifications are contemplated at this time. This Agreement shall not be construed to provide any rights to anyone other than you and the Company.

24.	If you have any questions about this Agreement, contact Lisa J. Caldwell or Stephen P. Karr in the Human Resources Department.

25.	You have at least twenty-one (21) days to consider the terms of this Agreement,

Lynn J. Beasley

although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days it becomes final.

26.	This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina and the United States of America without reference to rules relating to conflicts of law.
Please indicate your acceptance of the terms of this Agreement by signing this letter and returning it to Steve Karr.
Sincerely,

Reynolds American Inc.

/s/ Lisa J. Caldwell

Lisa J. Caldwell
Sr. Vice President
Human Resources
Understood and agreed:

/s/ Lynn J. Beasley

Lynn J. Beasley

Date:	February 26, 2007